EXHIBIT 8.3
                          [LETTERHEAD OF ALLEN & OVERY]


                                                  3rd March, 1998


Tyco International Ltd.
The Gibbons Building
10 Queen Street
Hamilton HM11
Bermuda

Dear Sirs,

We have acted as special legal advisers in England for Tyco International Ltd., a Bermuda company, ("Tyco") in connection with Tyco's issuance of Common Shares, par value U.S.$0.20 per share ("Common Shares") pursuant to its registration statement on Form S-3, File No. 333-43333, as amended (the "Registration Statement").

In rendering our opinion, we have assumed that Tyco is not managed and controlled in the United Kingdom. Based on that assumption and subject to the limitations set forth below, our opinion is as set out in the section of the prospectus supplement dated February 20, 1998 to the prospectus that is part of the registration statement (the "Prospectus") entitled "Certain United States Federal Income, United Kingdom and Bermuda Tax Consequences" in the paragraph headed "United Kingdom."

Our opinion is confined to such matters. We express no opinion as to the laws of Bermuda, the United States of America or any other territory or jurisdiction.

We  hereby  consent  to  the  filing  of  this  opinion  as an  exhibit  to  the
Registration Statement and to the reference to this firm under the caption "Certain United States Federal Income, United Kingdom and Bermuda Tax Consequences - United Kingdom" in the Prospectus. In giving this consent we do not concede that we are "experts" for the purposes of the United States Securities Act of 1933.

Yours faithfully,

/s/ ALLEN & OVERY
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Allen & Overy